Exhibit 10.01

March 29, 2012

David Marcus

This letter confirms your appointment by the Compensation Committee of the Board of Directors of eBay Inc. (the "Compensation Committee") to the position of President, PayPal effective April 2, 2012 (the "Effective Date"). You shall continue to report to the President and Chief Executive Officer of eBay Inc. ("eBay" or the "Company").

As of the Effective Date, your annual base salary will be $620,000, payable bi-weekly in accordance with the Company's normal payroll practices. You will continue to be eligible to participate in the eBay Incentive Plan ("eIP") with an annual bonus based on individual achievement as well as company performance. Your target bonus for the eIP is 100% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. The payment of any bonus is at eBay's sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time. The Compensation Committee shall review your base salary and target annual incentive bonus at least annually and shall modify such amounts as the Compensation Committee deems appropriate.

You will be granted a stock option to purchase 54,005 shares of eBay's common stock on April 2, 2012, which will be granted under and subject to the terms and conditions of eBay's current stock plans (the "Plans") as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the date of grant). The exercise price for the stock option will be no less than the fair market value of eBay's common stock on the date of grant, as determined by the Board of Directors. Generally, the stock option will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 12.5% of the shares subject to the option on the six month anniversary of the date of grant and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.

You will also be granted 27,003 restricted stock units (RSUs) on April 2, 2012, which will be granted under and subject to the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). Generally, the award of RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% on April 1st of each year with the first vesting date occurring on April 1, 2013, subject to necessary withholding for applicable taxes.

You will also be granted a target award of 45,005 performance-based RSUs (PBRSUs) which will be granted under and subject to the terms and conditions of the Plans as well as the terms and conditions of the applicable agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will cover performance over the period January 1, 2012 through December 31, 2013. The target award will be applied only to this performance period. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. PBRSUs earned based on Company performance for the two-year period will be granted in early 2014 and will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) as follows: 50% of the shares subject to the award on or about April 1, 2014 (the "Initial Vest Date") and the remaining 50% of the shares on the first anniversary of the Initial Vest Date, subject to necessary withholding for applicable taxes. Your PBRSU award is subject to approval by the Compensation Committee and the terms of the Company's PBRSU program.

Additionally, you will be granted an additional award of 90,009 RSUs to be granted under and subject to the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). Generally, the additional award of RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% on April 1st of each year with the first vesting date occurring on April 1, 2013, subject to necessary withholding for applicable taxes.

For the avoidance of doubt, nothing in this letter shall change the terms and conditions of any equity grants you may have already received since joining eBay. In addition, you will continue to be eligible for the benefits that eBay customarily makes available to employees in positions comparable to yours.

Your employment at the Company is "at-will" and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay's SVP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

Although your employment at the Company remains "at-will" as set forth above, if your employment is involuntarily terminated by the Company other than for "Cause" prior to the second anniversary from the Effective Date then, subject to you executing and not revoking the Company's standard form of release within 60 days after the date of your termination of employment, the Company shall provide you with a lump sum severance payment, payable not later than 10 days after you execute the release, in an amount calculated as follows: the severance payment shall be equal to two times the sum of (a) your annual base salary as in effect immediately prior to your termination date and (b) your Bonus Replacement Amount (as defined). For purposes of calculating your severance payment, your "Bonus Replacement Amount" will be equal to 100% of your base salary as in effect immediately prior to your termination date. For purposes of this paragraph, "Cause" shall mean your failure to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your commission of any felony (or any other crime having a material adverse effect on the Company); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

You will continue to be subject to the Mutual Arbitration Agreement, Employee Proprietary Information and Inventions Agreement, Insider Trading Agreement and other Company policies that you agreed to when you joined eBay.

This letter, along with the supplemental documents identified herein, contain the entire agreement with respect to your employment. Kindly indicate your consent to this agreement by signing copies of this letter and returning them to me. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

David, we are very excited about your new position and are confident you will have a tremendous impact on the business.

Very truly yours,

/s/ Beth Axelrod Beth Axelrod Senior Vice President, Human Resources eBay Inc.

ACCEPTED:

/s/ David Marcus David Marcus

Date: March 30, 2012